As filed with the Securities and Exchange Commission on August 10, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HLTH Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3236644
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
669 River Drive, Center 2
Elmwood Park, New Jersey 07407-1361
(Address, Including Zip Code, of Principal Executive Offices)

HLTH Corporation
2000 Long-Term Incentive Plan
(Full Title of the Plan)

Charles A. Mele, Esq.
Executive Vice President, General Counsel and Secretary
HLTH Corporation
669 River Drive, Center 2
Elmwood Park, New Jersey 07407-1361
(201) 703-3400
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of	Amount	Offering	Aggregate	Amount Of
Securities	To Be	Price	Offering	Registration
To Be Registered	Registered	Per Share	Price	Fee
Common Stock, $0.0001 par value per share	3,000,000(1) shares	$13.32 (2)	$39,960,000 (2)	$1,227 (2)

(1)	This Registration Statement covers, in addition to the number of shares of HLTH Corporation, a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.0001 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the HLTH Corporation 2000 Long-Term Incentive Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on August 6, 2007, as quoted on the Nasdaq Global Select Market.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E
TO FORM S-8
     The contents of the Company’s Registration Statements on Form S-8, which were filed with the Securities and Exchange Commission (the “Commission”) on October 4, 2000 (File No. 333-47250), May 16, 2002 (File No. 333-88420), and November 14, 2003 (File No. 333-110516) are hereby incorporated by reference.
Explanatory Statement
     This Registration Statement covers 3,000,000 shares of the Registrant’s common stock that may be offered and sold under the Plan. The Registrant previously filed Registration Statements covering (i) 10,000,000 shares of the Registrant’s common stock that were initially authorized for awards under the Plan (File No. 333-47250 above), (ii) 10,000,000 shares of the Registrant’s common stock that were subsequently authorized for awards under the Plan (File No. 333-88420 above), and (iii) 9,500,000 shares of the Registrant’s common stock that were subsequently authorized for awards under the Plan (File No. 333-110516 above). The Registrant is filing the present Registration Statement in connection with amendments to the Plan that increased the number of shares available for awards under the Plan from 29,500,000 to 32,500,000.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference
     The following documents of the Company filed with the Commission are incorporated herein by reference (other than any portions of the respective filings that were furnished, under applicable Commission rules, rather than filed):
(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Commission on March 1, 2007, as amended by Amendment No. 1 filed with the Commission on April 30, 2007 and by Amendment No. 2 filed with the Commission on May 10, 2007;

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 (filed with the Commission on May 10, 2007) and June 30, 2007 (filed with the Commission on August 9, 2007);

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on: March 14, 2007; April 20, 2007; May 8, 2007; May 21, 2007; June 27, 2007 (as amended on July 3, 2007); and July 23, 2007 and

(d)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on February 8, 1999 (Commission File No. 000-24975), and any other amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.
Item 5. Interests of Named Experts and Counsel
     The validity of the issuance of Common Stock registered hereby is passed on for the Company by Lewis H. Leicher, Esq. Mr. Leicher is a Senior Vice President and Assistant General Counsel of the Company and is compensated by the Company as an employee. Mr. Leicher is eligible to receive stock awards by the Company under the Plan and holds options to purchase shares of Common Stock and shares of restricted Common Stock (subject to vesting requirements) previously granted under the Plan, as well as shares of Common Stock previously granted under the Plan as to which restrictions have lapsed upon vesting.
Item 8. Exhibits
     See the attached Exhibit Index, which is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elmwood Park, State of New Jersey, on August 10, 2007.

HLTH CORPORATION
By:	/s/ Mark D. Funston
Mark D. Funston
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints Mark D. Funston, Charles A. Mele, and Lewis H. Leicher, and each of them, acting individually and without the others, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevin M. Cameron	Chief Executive Officer and Director
Kevin M. Cameron	(Principal Executive Officer)	August 10, 2007

/s/ Mark D. Funston	Executive Vice President and Chief Financial Officer
Mark D. Funston	(Principal Financial and Accounting Officer)	August 10, 2007

Signature	Title	Date

/s/ Mark J. Adler M.D. Mark J. Adler, M.D.	Director	August 8, 2007

/s/ Paul A. Brooke Mark J. Adler, M.D.	Director	August 9, 2007

/s/ Neil F. Dimick Neil F. Dimick	Director	August 9, 2007

/s/ James V. Manning James V. Manning	Director	August 9, 2007

/s/ Herman Sarkowsky Herman Sarkowsky	Director	August 9, 2007

/s/ Joseph E. Smith Joseph E. Smith	Director	August 9, 2007

/s/ Martin J. Wygod Martin J. Wygod	Director	August 9, 2007

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

3.1	Eleventh Amended and Restated Certificate of Incorporation of Registrant, as amended (incorporated by reference to Exhibit 3.1 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004)

3.2	Certificate of Ownership and Merger Amending the Registrant’s Eleventh Amended and Restated Certificate of Incorporation to Change the Registrant’s Name to HLTH Corporation (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed on May 21, 2007)

3.3	Amended and Restated Bylaws of Registrant, as currently in effect (incorporated by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)

4	HLTH Corporation 2000 Long-Term Incentive Plan, as amended (incorporated by reference from Annex E to the Registrant’s Proxy Statement filed with the Commission pursuant to Section 14(a) of the Exchange Act on August 14, 2006)

5	Opinion of Lewis H. Leicher, Esq., Assistant General Counsel of the Registrant, as to the legality of the securities registered hereby

23.1	Consent of Ernst & Young LLP (consent of independent registered public accounting firm)

23.2	Consent of Counsel (included in Exhibit 5)

24	Power of Attorney (included in this Registration Statement under “Signatures”)